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EXHIBIT 3.1

                        AMENDED ARTICLES OF INCORPORATION

                                      -of-

                                 SHOPSMITH, INC.

            FIRST: The name of this corporation is SHOPSMITH, INC.

            SECOND: The place in Ohio where its principal office is located is the City of Vandalia, Montgomery County, Ohio.

            THIRD: The purposes for which the corporation is formed are:

            A. To carry on the business of manufacturing, assembling, selling and dealing in woodworking equipment and parts and accessories thereof.

            B. To engage in any lawful act or activities for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

            FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is 5,500,000 shares which shall be classified as follows:

            500,000 Preferred Shares without par value (hereinafter called "Preferred Shares"); and

            5,000,000 Common Shares without par value (hereinafter called "Common Shares").

            Section 1. The express terms and provisions of the Preferred Shares are as follows:

            I. Preferred Shares may be issued in series from time to time. Within the limitations and restrictions set forth in this Article FOURTH, the Board of Directors is expressly authorized, at one time or from time to time, to adopt amendments to the Articles of Incorporation in respect of any authorized and unissued Preferred Shares to fix or alter the division of such shares into series, the designation and number of shares of each series, the dividend rates, redemption rights, redemption prices, liquidation prices, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series. The express terms and provisions of Preferred Shares of different series shall be identical except that there may be variations in respect of any or all of the particulars hereinbefore set forth in this Subsection I. In case the stated dividends or the amounts payable on dissolution, liquidation, or sale of assets of the corporation are not paid in full, all Preferred Shares of all series shall participate ratably in the payment of dividends, including accumulations, if any, in proportion to the sums which would be payable thereon if all dividends thereon were paid in full, and, in any distribution of assets other than by way of dividends, in proportion to the sums which would be payable on such distribution if all sums payable thereon to holders of Preferred Shares were discharged in full.

            II. The holders of Preferred Shares shall be entitled to receive when and as declared out of the surplus of the corporation, subject to any limitations prescribed by statute, cash dividends at the respective rates and on the respective dates fixed by the Board of Directors for the shares of the several series of Preferred Shares, and no more. Dividends on each Preferred share shall be cumulative from the date fixed therefor by the Board of Directors.

            III. Except as may be otherwise expressly provided in this Article FOURTH, the corporation shall have the right to redeem the Preferred Shares of any one or more series at any time, either in whole or in such portions, as, from time to time, the Board of Directors may determine, upon the payment to the respective holders thereof of the "General Redemption Price" thereof. The General Redemption Price for shares of each series shall be an amount equal to the sum of (a) the redemption price fixed by the Board of Directors for the shares of such series prior to the initial issuance of the first shares of such series; and (b) an amount equivalent to all accumulated and unpaid dividends on the shares to be redeemed to the date fixed for redemption (hereinafter referred to as the "Redemption Date"), whether or not such dividends shall have been earned or declared. In lieu of such payment the Corporation may deposit the General Redemption Price of the shares to be redeemed on or prior to the Redemption

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Date, with such responsible bank or trust company or bank and trust company as may be designated by the Board of Directors, in trust, for payment on or after the date of such deposit (without awaiting the Redemption Date) to the holders of the Preferred Shares then to be redeemed. If less than the whole amount of outstanding Preferred shares of any particular series shall be redeemed at any time, the shares thereof to be redeemed shall be selected by lot.

            Notice of any such redemption, in whole or in part, and of any such deposit made or to be made of such General Redemption Price, shall be mailed to each holder of Preferred Shares so to be redeemed, at his address registered with the corporation, not less than thirty days prior to the Redemption Date, and, if less than all of the said shares owned by such shareholder are to be redeemed, the notice shall specify the number of shares thereof which are to be redeemed. Such notice having been so given, or irrevocable written authority to the depositary having been given at the time of making the deposit provided for herein forthwith to give such notice, all rights of the respective holders of the said shares as shareholders of the corporation by reason of the ownership of such shares, except the right to receive the General Redemption Price of such shares upon presentation and surrender of their respective certificates representing the said shares, shall cease from and after the Redemption Date (unless default shall be made by the corporation in providing moneys for the payment of the General Redemption Price), or, if the General Redemption Price shall have been deposited on or prior to the Redemption Date as above permitted, from and after the date of such deposit; provided, however, that in lieu of the right to receive the General Redemption Price, any rights of conversion or exchange may be exercised up to the close of business on the Redemption Date. If after such deposit any Preferred Shares so called shall be so converted or exchanged, the amount theretofore deposited with the depositary for the redemption thereof shall forthwith be paid over by it to the corporation. Any other moneys so deposited which shall remain unclaimed by the holders of Preferred Shares so called for redemption at the end of two years after the Redemption Date shall be paid by such depositary to the corporation, after which the holders of such Preferred Shares shall look only to the corporation for payment of the General Redemption Price thereof, without interest.

            IV. Upon the dissolution, liquidation or sale of all or substantially all the assets of the corporation, the holders of Preferred Shares shall be entitled to receive the following sums, before any payment shall be made to the holders of Common Shares with respect to payment upon dissolution, liquidation or sale of assets:

            (a). in case of any involuntary dissolution or liquidation or forced sale of all or substantially all the assets of the corporation, each Preferred Share of each series shall be entitled to receive the amount fixed for such contingency by the Board of Directors for the shares of such series prior to the initial issuance of the first shares of such series, together with a sum, whether or not earned or declared, equivalent to all accumulated and unpaid dividends thereon to the date of such payment; or

            (b). in case of any voluntary dissolution or liquidation or voluntary sale of all or substantially all the assets of the corporation, each Preferred Share of each series shall be entitled to receive the amount fixed for such contingency by the Board of Directors for the shares of such series prior to the initial issuance of the first shares of such series, together with a sum, whether or not earned or declared, equivalent to all accumulated and unpaid dividends thereon to the date of such payment.

            After all sums payable on the Preferred Shares as herein provided upon a particular contingency shall have been paid in full, but not prior thereto, the Common Shares shall be entitled to payment of all other sums then distributable for the purposes of this Subsection IV. A consolidation or merger of the corporation with or into any other corporation, or a consolidation or merger of any other corporation with or into the corporation shall not be deemed a dissolution, liquidation, or sale of assets.

            V. The holders of Preferred Shares shall be entitled to one vote for each Preferred Share held by them respectively.

            VI. So long as any of the Preferred Shares shall remain outstanding, no dividend (other than dividends payable in Common Shares) shall be paid, nor shall any distribution (by purchase, redemption, payment to any sinking fund, or otherwise, other than stock splits) be made, on any of the Common shares unless:

            (a). all dividends on all outstanding Preferred Shares shall have been paid and full dividends thereon for the then current quarterly dividend period shall have been declared and a sum sufficient for the payment thereof set apart therefor;

            (b). the corporation shall not be in arrears in respect of any sinking fund obligation in respect of any series of Preferred Shares.

            VII. Preferred Shares acquired by the corporation through the exercise by the holders thereof of any conversion privilege shall not be re-issued except as hereinafter provided. Such shares and any

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other Preferred Shares acquired otherwise than through the operation of any sinking fund and not used to reduce the amount of any sinking fund installment shall, upon compliance with such provisions of law relating to the retirement of shares as may be applicable, have the status of authorized and unissued Preferred Shares which are unclassified into any series. Preferred Shares acquired by the corporation through the operation of any sinking fund or which have been used to reduce the amount of any sinking fund installment shall be cancelled and not re-issued, and the corporation shall from time to time take appropriate corporate action to reduce the authorized number of Preferred Shares accordingly.

            VIII. No holder of Preferred Shares of any series shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the corporation, or any bonds, debentures, or other securities convertible into any shares of the corporation, other than such rights of conversion or exchange as shall be expressly granted by the Board of Directors prior to the initial issuance of the first shares of the series of which such Preferred Shares shall constitute a part.

            Section 2. The express terms and provisions of the Common Shares are as follows:

            I. The rights and preferences of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares in the manner and to the extent provided in this Article FOURTH.

            II. The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on the Preferred Shares, and subject to the restrictions or limitations contained in the express terms and provisions of any series of Preferred Shares, the dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

            III. The Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of assets of the corporation. Upon the dissolution, liquidation or sale of all or substantially all the assets of the corporation, after there shall have been paid to or set apart for holders of the Preferred Shares the full preferential amounts to which they are entitled, the holders of Common Shares shall be entitled to receive pro rata all of the remaining assets of the corporation available for distribution to its shareholders.

            IV. The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

            V. No holder of Common Shares shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the corporation, or any bonds, debentures, or other securities convertible into any shares of the corporation.

            FIFTH: When authorized by the affirmative vote of the Board of Directors, without the action or approval of the shareholders of this corporation, this corporation may purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this corporation, voting trust certificates for shares, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness or any other securities of this corporation, for such prices and upon and subject to such terms and conditions as the Board of Directors may de.ermlne, provided that no such purchase shall be made, pursuant to any such contract or otherwise, if after such purchase the assets of this corporation would be less than its liabilities plus stated capital or if it is insolvent as defined in the General Corporation Law of Ohio or if there is reasonable ground to believe that by such purchase it would be rendered insolvent.

            SIXTH: Notwithstanding any provision of the General Corporation Law of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise in excess of a majority of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

            SEVENTH: A director of this corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise; nor, in the absence of fraud, shall any transaction or contract or act of this corporation be void or voidable or in any way affected or invalidated by reason of the fact that any director, or any firm of which any director is a member, or any corporation of which any director is an officer, director or shareholder, is in any way interested in such transaction or contract or act, provided the fact that such director or such firm or such corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction or act shall be taken. Nor shall any director, nor any firm of which any director is a member, nor any corporation of which any director is an officer, director or shareholder, be liable to account to this corporation for any gains or profits realized from or through any such transaction

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or contract or act of this corporation by reason of the fact that such director, or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, was interested in such transaction or contract or act. Directors so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action with respect to any such contract or transaction or act, and may vote thereat to authorize, ratify or approve any such contract or transaction or act, with like force and effect as if he, or any firm of which he is a member, or any corporation of which he is an officer, director or shareholder, were not interested in such transaction or contract or act.

            The Board of Directors shall have the power to fix compensation of officers or directors or both and a director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall take such action and may vote thereat in favor or against such action whether or not such director may be interested in the action so taken.

            EIGHTH: Section 1. (A) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Amended Articles of Incorporation, and except as otherwise expressly provided in
Section 2 of this Article EIGHTH:

            (i). any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder, or

            (ii). any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate fair market value in excess of the greater of (a) five percent of the total assets of the corporation and its consolidated subsidiaries as stated in the corporation's consolidated balance sheet as of the end of its then most recently completed fiscal year, or (b) $1,000,000, or

            (iii). the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value in excess of the greater of (a) five percent of shareholders' equity of the corporation and its consolidated subsidiaries as stated in the corporation's consolidated balance sheet for its then most recently completed fiscal year, or (b) $1,000,000, or

            (iv). the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder, or

            (v). any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, shall require the affirmative vote of the holders of seventy-five percent or more of the voting power of the then outstanding shares of the corporation entitled to vote generally in the election of directors (the "Voting Shares"), voting together as a single class (it being understood that for purposes of this Article EIGHTH, each share of the Voting Shares shall have the number of votes granted to it pursuant to Article FOURTH of these Amended Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

                  (B) Definition of "Business Combination". The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph (A) of this Section 1.

            Section 2. When Higher Vote is Not Required. The provisions of
Section 1 of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Amended Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (A) and (B) are met.

                  (A) A majority of the Continuing Directors (as hereinafter defined) shall have (i) approved the Business Combination or (ii) expressly approved in writing in advance the acquisition of Voting Shares that caused the Interested Shareholder to become an Interested Shareholder.

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                  (B) All of the following conditions shall have been met:

         (i). The aggregate amount of the cash and the fair market value of any other consideration to be received per share by holders of Common Shares of the corporation in connection with or as a result of the Business Combination is not less than the higher of the following:

                        (a) the highest price per share (with appropriate
                  adjustment for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Interested Shareholder for any Common Shares of the corporation acquired by it; and

                        (b) an amount which bears the same percentage
                  relationship to the market price of a Common Share of the corporation immediately prior to the announcement of the Business Combination as the price determined in subparagraph
                  (a) immediately above bears to the market price of a Common Share of the corporation immediately prior to the commencement of acquisition of Common Shares of the corporation by the Interested Shareholder, but in no event in excess of two times the price determined in subparagraph (a) immediately above.

         (ii). After the Interested Shareholder has become an Interested Shareholder and prior to the consummation of the Business Combination: (a) the Interested Shareholder or any Affiliate of the Interested Shareholder shall not have acquired any newly issued shares of the corporation, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder, or except as may have been approved by a majority of the Continuing Directors) and (b) there shall have been no reduction in the rate of dividends payable on the corporation's Common Shares except as necessary to insure that a quarterly dividend payment does not exceed 15% of the net income of the corporation for four full consecutive quarters immediately preceding the declaration date of such dividend or except as may have been approved by a majority of the Continuing Directors.

            Section 3. Certain Definitions. For the purposes of this Article
EIGHTH:

            (A) A "Person" shall mean any individual, firm, corporation, or other entity.

            (B) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) which:

         (i). is the beneficial owner, directly or indirectly, of more than ten percent of the voting power of the outstanding Voting Shares; or

         (ii). is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than ten percent of the voting power of the then outstanding Voting Shares; or

         (iii). is an assignee of, or has otherwise succeeded to, any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            (C) A person shall be a "beneficial owner" of any Voting Shares:

         (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

         (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

         (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

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            (D) For the purposes of determining whether a person is an
Interested Shareholder pursuant to paragraph (B) of this Section 3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of paragraph (C) of this Section 3 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (E) An "Affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

            (F) An "Associate" of a specified person means (i) any corporation or organization (other than the corporation or a Subsidiary) of which the person specified is a director, officer, or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which the person specified has a substantial beneficial interest or as to which the person specified serves as a trustee or in a similar capacity, or (iii) any relative or spouse of the person specified or any relative of such spouse, or (iv) any person who is a director, officer, or partner of the person specified.

            (G) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (B) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

            (H) "Continuing Director" means any member of the Board of Directors of the corporation (other than The Interested Shareholder(s), as hereinafter defined) who is not an Affiliate of The interested Shareholder(s) and was a member of the Board prior to the later of (i) July 18, 1983 or (ii) the time that The Interested Shareholder(s) became an Interested Shareholder(s), and any successor of a Continuing Director or any person elected to a newly created directorship who is not an Affiliate of The Interested Shareholder(s) and is recommended to succeed a Continuing Director or for election to a newly created directorship by a majority of Continuing Directors then on the Board. As used in this paragraph (H), "The Interested Shareholder(s)" means the Interested Shareholder(s) referred to in, or whose Affiliates are referred to in, clauses
(i) through (v) of Paragraph (A) of Section l and clause (ii) of Paragraph (B) of Section 2 of this Article EIGHTH.

            The Board of Directors (or a committee designated by the Board) shall have the power to determine for the purposes of this Article EIGHTH, on the basis of information known to it after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of Voting Shares beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) the fair market value of consideration other than cash to be received by holders of Common Shares of the corporation in a Business Combination, and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate fair market value in excess of the amounts referred to in clauses (ii) and (iii) of paragraph (A) of Section 1 of this Article EIGHTH.

            Section 4. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

            Section 5. Amendment; Repeal. Notwithstanding Article SIXTH or any other provision of the Amended Articles of Incorporation of the corporation to the contrary and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of seventy-five percent or more of the voting power of the Voting Shares then outstanding, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article EIGHTH.

                  These Amended Articles of Incorporation supersede the existing Articles of Incorporation and all amendments thereto.

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